Exhibit 99.2
For Immediate Release

Press Release

Roka Bioscience Announces CFO Transition

Warren, NJ - November 11, 2015 / PRNewswire - Roka Bioscience, Inc. (NASDAQ: ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, announced today the appointment of Lars Boesgaard as Vice President and Chief Financial Officer. Mr. Boesgaard, who joined Roka in 2009 and currently serves as Vice President, Finance and Controller, succeeds Steven Sobieski. Mr. Sobieski will continue his association with the Company as a Senior Advisor.

“Steve has been an outstanding contributor to Roka over the past six years,” said Paul Thomas, Roka’s CEO. "He helped build the strong financial foundation that we have in place today. I am confident that Lars’ history with Roka will enable a seamless transition.”

Mr. Boesgaard has 20 years of finance and accounting experience. He joined Roka in October 2009 as Controller and was promoted to Vice President, Finance in January 2012. Previously from 2007 to 2009, Mr. Boesgaard served as Vice President, Finance at Insulet Corporation (NASDAQ:PODD). From 2004 to 2007, he was Senior Director, Financial Services at Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN). From 2000 to 2004, Mr. Boesgaard served in various financial roles at The Nielsen Company. From 1995 to 2000, he served in various financial roles at Novo Nordisk A/S (NYSE:NVO).

About Roka Bioscience
Roka Bioscience is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas Detection Assays incorporate our advanced molecular technologies and are performed on our “sample-in, result-out” Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://rokabio.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we “believe”, “expect”, “anticipate”, “plan” and similar expressions) that are not statements of historical fact should be considered forward-looking statements. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in the company’s filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update any forward-looking statements, except as may be required by law. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Contact:
Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)
Source: Roka Bioscience